SUBADVISER TRANSITION AGREEMENT

       This Subadviser Transition Agreement is made as of the 26[th] day of October, 2009, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Eaton Vance Management, a Massachusetts business trust ("Subadviser").

       Pursuant to an investment management agreement, Manager acts as investment adviser to AZL Van Kampen Comstock Fund (the "Fund"), a series of the Allianz Variable Insurance Products Trust, a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Manager and Subadviser expect to execute a Subadvisory Agreement, effective on or about October 26, 2009, pursuant to which Subadviser will provide investment advisory services to the Fund, to be renamed the AZL Eaton Vance Large Cap Value Fund.

       Pursuant to a Transition Agreement between Manager and State Street Bank and Trust Company, Manager will engage State Street to act as Transition Manager for the Fund in restructuring the portfolio of securities held by the Fund in connection with the subadviser change. Transition Manager will be authorized to utilize an internal securities cross-trading system or place securities orders with affiliated broker-dealers.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.     The Transition Period.

       Subadviser agrees to provide to Manager or Transition Manager, when and as reasonably requested, a list (the "Target Portfolio List") of all securities or other assets that Subadviser believes would be in the best interests of the Fund to have in its portfolio on or about October 26, 2009. The list will include either a share value or a weighting within the total new portfolio for each security or other asset, the CUSIP of each such security, and such other information as may be necessary to identify the securities or other assets listed.

       During the transition period (defined below), Subadviser will notify Transition Manager promptly of any changes Subadviser wishes to make to the Target Portfolio List or to the securities held by the Fund.

       During the transition period, the Fund's custodian or Transition Manager will provide Subadviser with timely notice and all necessary information regarding corporate actions that affect the Fund's securities. Subadviser subsequently will provide necessary instructions on a timely basis to Transition Manager to address any such corporate actions; Transition Manager will be responsible for to all such corporate actions in accordance with Subadviser's instructions.

       When Transition Manager has completed its restructuring of the portfolio of securities held by the Fund and the transition trades have settled, Transition Manager or the Fund's custodian will provide to Subadviser a


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       certified list of the securities held by the Fund. Subadviser will promptly analyze the certified list, identify any discrepancies, and request Transition Manager to correct any discrepancies identified. Once Subadviser determines that Transition Manager has corrected any discrepancies identified, or that there are no discrepancies identified, Subadviser will promptly notify Manager that the certified list is satisfactory.

       The transition period begins on the date Subadviser provides the Target Portfolio List to Manager or Transition Manager, and ends when it notified Manager that the certified list is satisfactory.

2.     Responsibility for Transition Manager Performance.

       Manager acknowledges and agrees that it is responsible for all matters relating to the decision to retain, and for all actions by, Transition Manager. In particular, Subadviser shall have no obligation, under the 1940 Act, the Investment Advisers Act of 1940, or otherwise, to Manager or the Fund with respect to the selection of, and services provided by, Transition Manager.

       In addition, Manager agrees to indemnify and hold harmless Subadviser from and against any and all losses, claims, damages or liabilities (including reasonable attorney's fees) threatened to be or actually asserted against or incurred by the Fund, Subadviser, Manager, Transition Manager, or any other persons arising from or related to the following:

             (i)    Manager's selection of Transition Manager;

             (ii) Services provided by Transition Manager to the Fund (including, but not limited to, any obligations of best execution);

             (iii) Any incomplete or erroneous information provided to Subadviser by Manager, Transition Manager or the Fund's custodian in connection with the transition;

             (iv) Any discrepancies between the Target Portfolio List provided by Subadviser and the portfolio of securities and/or assets assembled by Transition Manager;

             (v) Any trades executed by Transition Manager that fail to settle or that settle improperly;

             (vi) The management of the Fund prior to the effectiveness of the Subadvisory Agreement;

             (vii) Subadviser's limited ability to manage the Fund during the transition period, and any delay in Subadviser's ability to fully manage the Fund thereafter, such as a delay in the end of the transition period caused by any if the above factors during the transition period;


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             (viii) Any adverse impact on the investment performance of the Fund or other adverse impact on the Fund that results from any of the above factors during the transition period; or

             (ix) Any actions taken by Subadviser in reasonable reliance on the certified list provided to Subadviser by Transition Manager or the Fund's custodian.

       Notwithstanding the foregoing, Subadviser, and not Manager, is responsible for any error which resulted from misidentifying the correct security or the intended amount of a security to be purchased or sold on the Target Portfolio List or any other later written instruction provided by the Subadviser during the transition period.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


ALLIANZ INVESTMENT                             EATON VANCE
MANAGEMENT LLC                                 MANAGEMENT


By:  /s/ Brian Muench                          By:  /s/ Maureen Gemma


Name:  Brian Muench                            Name:  Maureen Gemma


Title:  Vice President                         Title:  Vice President





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